EXHIBIT 5.9

January 31, 2005

United Agri Products, Inc.

7251 W. 4th Street

Greeley, CO 80634

O’Melveny & Meyers LLP

Times Square Tower

7 Times Square

New York, NY 10036

RE:	Registration of Securities of United Agri Products, Inc.

Ladies and Gentlemen:

We have acted as special counsel in the State of Montana (the “State”) to YVC, Inc., a Montana corporation (the “Montana Subsidiary”), a wholly-owned subsidiary of United Agri Products, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement (as amended and supplemented, the “Registration Statement”) on Form S-4 (File No. 333-111710) filed with the Securities and Exchange Commission (the “Commission”) and with the Company’s proposed offer (the “Exchange Offer”) to exchange up to $203,500,000 principal amount of the Company’s 8¼% Senior Notes due 2011 that have been registered under the Securities Act of 1933, as amended (the “Securities Act”; such notes, the “Exchange Notes”), for a like principal amount of the Company’s outstanding 8¼% Senior Notes due 2011 (the “Old Notes”). The Exchange Notes will be guaranteed (the “Guarantees”) by certain subsidiaries of the Company (each a “Guarantor”; collectively, the “Guarantors”), including the Montana Subsidiary. The Old Notes are guaranteed by the Guarantors, including the Montana Subsidiary.

As such counsel, we have reviewed copies of each of the following documents:

(a)	The Registration Statement;

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(b)	The Indenture dated as of December 16, 2003 (the “Indenture”) among the Company, the Guarantors and JPMorgan Chase Bank, as trustee, and the Guarantee of the Montana Subsidiary included therein;

(c)	The Articles of Incorporation of the Montana Subsidiary as currently in effect;

(d)	The By-Laws of the Montana Subsidiary as currently in effect;

(e)	Copies of (i) the executed Unanimous Written Consent of the Directors of the Montana Subsidiary, dated December 11, 2003, relating to the Indenture and the Guarantee of the Montana Subsidiary included therein and the other transactions contemplated by the Registration Statement, (ii) the Secretary’s Certificate, dated December 16, 2003, and (iii) the Secretary’s Certificate, dated January 31, 2005; and

(f)	The certificate of the Montana Secretary of State, dated January 31, 2005, to the effect that the Montana Subsidiary is duly incorporated and existing under the laws of the State, and is in good standing and duly authorized to transact business in the State.

In addition, as to questions of fact material to the opinions hereinafter expressed, we have relied upon certificates of the Montana Subsidiary, its officers, and of public officials. We have not independently examined the records of any court or public office in any jurisdiction, and our opinion is subject to matters which examination of such records would reveal. Without limiting the generality of the foregoing, we have relied upon the certificates of the officers of the Montana Subsidiary and the representations contained therein, and we have assumed that all such representations and all representations and warranties of each party to the Indenture and Guarantees are true and correct.

ASSUMPTIONS

In rendering the opinions expressed below, we have assumed, with your permission and without verification:

(a)	the authenticity of all documents submitted to us as originals,

(b)	the conformity to originals of all documents submitted to us as copies and the authenticity of the originals of such copies,

(c)	the genuineness of any signatures on all documents we have reviewed in connection with this opinion, and

(d)	the legal capacity of natural persons who have executed all documents we have reviewed in connection with this opinion.

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OPINIONS

Based upon the foregoing and upon such investigation as we have deemed necessary, and subject to the qualifications set forth below, we are of the opinion that:

1. The Montana Subsidiary is a corporation validly existing and in good standing under the laws of the State with the corporate power under the Montana Business Corporation Act, M.C.A. § 35-1-112, et seq. (the “Act”), and its Articles of Incorporation and By-Laws to execute, deliver and perform the Indenture and the Guarantee of the Montana Subsidiary included therein.

2. The issuance of the Guarantee of the Montana Subsidiary has been duly authorized by all necessary corporate action on the part of the Montana Subsidiary.

3. The execution, delivery and performance by the Montana Subsidiary of the Indenture and the Guarantee of the Montana Subsidiary included therein do not and will not violate the Montana Subsidiary’s Articles of Incorporation or the By-Laws.

SCOPE OF OPINION

The opinions expressed herein are limited solely to the laws of the State. We have made no inquiry into, and we express no opinion as to the statutes, regulations, treaties, common laws or other laws of any other state or jurisdiction.

We express no opinion as to any matter other than as expressly set forth above, and no other opinion is intended to be implied or inferred herefrom. The opinions expressed herein are given as of the date hereof and we undertake no obligation hereby and disclaim any obligation to advise you of any change in law, facts or circumstances occurring after the date hereof pertaining to any matter referred to herein.

This opinion letter is provided as a legal opinion only, effective as of the date of this letter. We understand that the addressee has made such independent investigations of the facts as the addressee has deemed necessary, and that the determination of the extent of that investigation which is necessary has been made independent of this letter. The opinions expressed herein are based on an analysis of existing laws and court decisions and cover certain matters not directly addressed by such authorities.

Our opinions are being rendered at the request of the Company in order to facilitate the issuance of certain legal opinions required in connection with the Registration Statement by O’Melveny & Myers LLP, counsel for the Company, and O’Melveny & Myers LLP may rely on our opinions in connection with the opinions it will issue.

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We hereby consent to the filing of this letter as Exhibit 5.9 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in such Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules or Regulations of the Commission thereunder.

Very truly yours,

/s/    Holland & Hart LLP